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Paul Trussell	Virginia Rustique-Petteni
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NIKE, INC. REPORTS FISCAL 2024 SECOND QUARTER RESULTS

BEAVERTON, Ore., Dec. 21, 2023 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2024 financial results for its second quarter ended November 30, 2023.

•Second quarter revenues were $13.4 billion, up 1 percent on a reported basis compared to the prior year and down 1 percent on a currency-neutral basis*
•NIKE Direct revenues were $5.7 billion, up 6 percent on a reported basis and up 4 percent on a currency-neutral basis
•NIKE Brand Digital sales increased 4 percent on a reported basis and 1 percent on a currency-neutral basis
•Wholesale revenues were $7.1 billion, down 2 percent on a reported basis and down 3 percent on a currency-neutral basis
•Gross margin increased 170 basis points to 44.6 percent
•Diluted earnings per share was $1.03 for the second quarter, up 21 percent
•NIKE, Inc. is announcing an enterprise initiative to accelerate future growth while building a faster, more efficient Nike**

“Our Q2 results demonstrated how we are getting back on our front foot in our key areas of innovation and growth,” said John Donahoe, President & CEO, NIKE, Inc. “This quarter showed strong execution by our team as we focus on our winning formula of innovative product, distinctive storytelling and differentiated marketplace experiences.”**

Matthew Friend, Executive Vice President & Chief Financial Officer, NIKE, Inc. said, “NIKE’s second-quarter financial performance was a turning point in driving more profitable growth. As we look ahead to a softer second-half revenue outlook, we remain focused on strong gross margin execution and disciplined cost management.”**

The Company is identifying opportunities to deliver up to $2 billion in cumulative cost savings over the next three years. Areas of potential savings include simplifying our product assortment, increasing automation and use of technology, streamlining our organization, and leveraging our scale to drive greater efficiency.**

A majority of these savings will be invested to fuel future growth, accelerate innovation at speed and scale, and drive greater long-term profitability.**

As part of this commitment, the Company is taking steps to streamline the organization, which is expected to result in pre-tax restructuring charges of approximately $400 million to $450 million that will largely be recognized in the third quarter of fiscal year 2024, primarily associated with employee severance costs. Revised guidance will be provided on the conference call.**

“We see an outstanding opportunity to drive long-term profitable growth,” said Donahoe. “Today we are embracing a company-wide journey to invest in our areas of greatest potential, increase the pace of our innovation, and accelerate our agility and responsiveness.”**

Second Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 1 percent to $13.4 billion compared to the prior year and decreased 1 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $12.9 billion, up 1 percent compared to the prior year and flat on a currency-neutral basis, as currency-neutral growth in APLA and Greater China was offset by declines in North America and EMEA.
◦Revenues for Converse were $519 million, down 11 percent compared to the prior year and down 13 percent on a currency-neutral basis, due to declines in North America and Europe, partially offset by growth in Asia.
•Gross margin increased 170 basis points to 44.6 percent, primarily driven by strategic pricing actions and lower ocean freight rates, partially offset by unfavorable changes in net foreign currency exchange rates and higher product input costs.
•Selling and administrative expense increased 1 percent to $4.1 billion.
◦Demand creation expense was $1.1 billion, up 1 percent, reflecting an increase in marketing expense.
◦Operating overhead expense was $3.0 billion, flat compared to the prior year as increases in NIKE Direct variable costs were offset by lower technology spend and wage-related expenses.
•The effective tax rate was 17.9 percent compared to 19.3 percent for the same period last year.
•Net income was $1.6 billion, up 19 percent, and Diluted earnings per share was $1.03, increasing 21 percent.

November 30, 2023 Balance Sheet Review

•Inventories for NIKE, Inc. were $8.0 billion, down 14 percent compared to the prior year, reflecting a decrease in units.
•Cash and equivalents and short-term investments were $9.9 billion, down approximately $0.7 billion from last year, as cash generated by operations was more than offset by share repurchases, cash dividends, capital expenditures and bond repayment.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 22 consecutive years of increasing dividend payouts. In the second quarter, NIKE returned approximately $1.7 billion to shareholders, including:

•Dividends of $523 million, up 9 percent from the prior year.
•Share repurchases of $1.2 billion, reflecting 11.9 million shares retired as part of the Company’s four-year, $18 billion program approved by the Board of Directors in June 2022. As of November 30, 2023, a total of 65.9 million shares have been repurchased under the program for a total of approximately $7.1 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 21, 2023, to review fiscal second quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, January 11, 2024.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com. Individuals can also visit https://about.nike.com/en/newsroom and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the risk that NIKE is not able to identify opportunities to deliver anticipated cost savings, risks related to the preliminary nature of the estimate of the charges to be incurred in connection with the enterprise initiative, which is subject to change as NIKE refines the estimate over time, risks related to any delays in the timing for implementing the initiative or potential disruptions to NIKE’s business or operations as it executes on the initiative, and other factors that may cause NIKE to be unable to achieve the expected benefits of the initiative, as well as the risks and uncertainties detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(In millions, except per share data)	11/30/2023	11/30/2022	Change	11/30/2023	11/30/2022	Change
Revenues	$13,388	$13,315	1%	$26,327	$26,002	1%
Cost of sales	7,417	7,604	-2%	14,636	14,676	0%
Gross profit	5,971	5,711	5%	11,691	11,326	3%
Gross margin	44.6%	42.9%		44.4%	43.6%

Demand creation expense	1,114	1,102	1%	2,183	2,045	7%
Operating overhead expense	3,032	3,022	0%	6,079	5,999	1%
Total selling and administrative expense	4,146	4,124	1%	8,262	8,044	3%
% of revenues	31.0%	31.0%		31.4%	30.9%

Interest expense (income), net	(22)	16	—	(56)	29	—
Other (income) expense, net	(75)	(79)	—	(85)	(225)	—
Income before income taxes	1,922	1,650	16%	3,570	3,478	3%
Income tax expense	344	319	8%	542	679	-20%
Effective tax rate	17.9%	19.3%		15.2%	19.5%

NET INCOME	$1,578	$1,331	19%	$3,028	$2,799	8%

Earnings per common share:
Basic	$1.04	$0.85	22%	$1.99	$1.79	11%
Diluted	$1.03	$0.85	21%	$1.97	$1.77	11%

Weighted average common shares outstanding:
Basic	1,520.8	1,559.0		1,524.6	1,563.1
Diluted	1,532.1	1,572.4		1,537.7	1,579.1

Dividends declared per common share	$0.370	$0.340		$0.710	$0.645

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	% Change
(Dollars in millions)	2023	2022
ASSETS
Current assets:
Cash and equivalents	$7,919	$6,490	22%
Short-term investments	2,008	4,131	-51%
Accounts receivable, net	4,782	5,437	-12%
Inventories	7,979	9,326	-14%
Prepaid expenses and other current assets	1,943	2,063	-6%
Total current assets	24,631	27,447	-10%
Property, plant and equipment, net	5,153	4,854	6%
Operating lease right-of-use assets, net	2,943	2,809	5%
Identifiable intangible assets, net	269	280	-4%
Goodwill	281	281	0%
Deferred income taxes and other assets	3,926	3,976	-1%
TOTAL ASSETS	$37,203	$39,647	-6%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$500	-100%
Notes payable	6	7	-14%
Accounts payable	2,709	2,810	-4%
Current portion of operating lease liabilities	456	426	7%
Accrued liabilities	5,470	6,020	-9%
Income taxes payable	358	436	-18%
Total current liabilities	8,999	10,199	-12%
Long-term debt	8,930	8,924	0%
Operating lease liabilities	2,785	2,668	4%
Deferred income taxes and other liabilities	2,343	2,584	-9%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,146	15,272	-7%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,203	$39,647	-6%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2023	11/30/2022	Change		11/30/2023	11/30/2022	Change
North America
Footwear	$3,757	$3,963	-5%	-5%	$7,490	$7,768	-4%	-3%
Apparel	1,668	1,685	-1%	-1%	3,147	3,179	-1%	-1%
Equipment	200	182	10%	10%	411	393	5%	5%
Total	5,625	5,830	-4%	-3%	11,048	11,340	-3%	-2%
Europe, Middle East & Africa
Footwear	2,186	2,063	6%	1%	4,446	4,075	9%	6%
Apparel	1,200	1,281	-6%	-10%	2,337	2,434	-4%	-7%
Equipment	181	145	25%	18%	394	313	26%	21%
Total	3,567	3,489	2%	-3%	7,177	6,822	5%	2%
Greater China
Footwear	1,361	1,370	-1%	3%	2,648	2,603	2%	7%
Apparel	469	393	19%	24%	870	767	13%	19%
Equipment	33	25	32%	36%	80	74	8%	12%
Total	1,863	1,788	4%	8%	3,598	3,444	4%	10%
Asia Pacific & Latin America
Footwear	1,303	1,108	18%	15%	2,444	2,172	13%	11%
Apparel	437	435	0%	-2%	808	848	-5%	-5%
Equipment	65	56	16%	15%	125	114	10%	9%
Total	1,805	1,599	13%	10%	3,377	3,134	8%	7%
Global Brand Divisions[2]	12	18	-33%	-41%	25	32	-22%	-25%
TOTAL NIKE BRAND	12,872	12,724	1%	0%	25,225	24,772	2%	2%
Converse	519	586	-11%	-13%	1,107	1,229	-10%	-11%
Corporate[3]	(3)	5	—	—	(5)	1	—	—
TOTAL NIKE, INC. REVENUES	$13,388	$13,315	1%	-1%	$26,327	$26,002	1%	1%

TOTAL NIKE BRAND
Footwear	$8,607	$8,504	1%	0%	$17,028	$16,618	2%	2%
Apparel	3,774	3,794	-1%	-2%	7,162	7,228	-1%	-1%
Equipment	479	408	17%	15%	1,010	894	13%	12%
Global Brand Divisions[2]	12	18	-33%	-41%	25	32	-22%	-25%
TOTAL NIKE BRAND REVENUES	$12,872	$12,724	1%	0%	$25,225	$24,772	2%	2%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2023	11/30/2022	Change	11/30/2023	11/30/2022	Change
North America	$1,526	$1,497	2%	$2,960	$2,874	3%
Europe, Middle East & Africa	927	990	-6%	1,857	1,965	-5%
Greater China	514	511	1%	1,039	1,052	-1%
Asia Pacific & Latin America	521	485	7%	935	985	-5%
Global Brand Divisions[2]	(1,168)	(1,226)	5%	(2,373)	(2,413)	2%
TOTAL NIKE BRAND[1]	2,320	2,257	3%	4,418	4,463	-1%
Converse	115	153	-25%	282	362	-22%
Corporate[3]	(535)	(744)	28%	(1,186)	(1,318)	10%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,900	1,666	14%	3,514	3,507	0%
EBIT margin[1]	14.2%	12.5%		13.3%	13.5%
Interest expense (income), net	(22)	16	—	(56)	29	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,922	$1,650	16%	$3,570	$3,478	3%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents Net income before Interest expense (income), net and Income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.